EXHIBIT 99.1


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                                  NEWS RELEASE

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     BW Account Number:  1079001
     DATE:           November 23, 2005       11:00 a.m. E.S.T.
     CONTACT:        James L. Saner, Sr., President and CEO
                     MainSource Financial Group, Inc.  812-663-0157



                        Fourth Quarter Dividend Declared
                    MainSource Financial Group - NASDAQ, MSFG

Greensburg, Indiana (NASDAQ: MSFG) - MainSource Financial Group, Inc. announced today that its Board of Directors approved the declaration of a fourth quarter common dividend of $.13 per share at its November 22, 2005 meeting. The dividend is payable on December 15, 2005 to common shareholders of record as of December 1, 2005. The dividend represents a 4.8% increase over the dividend paid to shareholders in the fourth quarter last year. For the full year 2005, cash dividends have increased 9.2% over the dividends paid in 2004. This is MainSource Financial Group's sixty-first consecutive quarterly cash dividend.

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ National Market (under the symbol: "MSFG") and is a community-focused, financial holding company with assets of approximately $1.6 billion. The Company operates 54 offices in 23 Indiana counties and six offices in three Illinois counties through its two banking subsidiaries, MainSource Bank, Greensburg, Indiana and MainSource Bank of Illinois, Kankakee, Illinois. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company provides various related financial services through the Company's banking affiliates.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.

The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.

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 MainSource Financial Group, 201 N. Broadway, P.O. Box 87, Greensburg, IN 47240